EXHIBIT 99.1
Innovation. Experience. Performance.

NEWS RELEASE

SHAWN P. CAVANAGH APPOINTED CHIEF OPERATING OFFICER OF CAMBREX

East Rutherford, NJ – January 7, 2011 – Cambrex Corporation (NYSE: CBM) announced today that, effective January 17, Shawn Cavanagh will join the Company as Executive Vice President and Chief Operating Officer, reporting to Steve Klosk, President and Chief Executive Officer.

Mr. Cavanagh will assume leadership for Cambrex’s innovator pharmaceutical contract manufacturing operations, including the related sales, marketing and R&D teams, Cambrex’s biocatalysis business and the integration of Cambrex Zenara.  He will directly oversee the Company’s new product development programs and partner with our generics leadership team to help grow our generic API business.  Mr. Cavanagh will also play an integral role in strategic planning and M&A activities.

Mr. Cavanagh was most recently at Lonza, where he was the President of Lonza Bioscience, a global business with over $200 million in annual revenues.  Mr. Cavanagh managed Cambrex Bioproducts since 2005, prior to Lonza’s purchase of that business from Cambrex in 2007, and held positions of increasing responsibility within that business over nearly 20 years.  He holds a degree in Chemical Engineering, graduating cum laude from the University of New Hampshire.

“We are excited to welcome Shawn back to Cambrex, as he significantly strengthens our leadership team and will allow us to more aggressively execute our plans for growth in existing and developing markets.  A key focus will be to accelerate our new product development activities, with a particular emphasis on utilizing our chemistry, biocatalysis and formulation technology platforms. Shawn has a strong track record in leading complex global businesses and delivering growth, having led our Bioproducts business during a period when it was introducing several new products each year and growing at double digit rates,” said Steve Klosk, President and CEO.

About Cambrex
Cambrex Corporation is an innovative life sciences company that provides products, services and technologies to accelerate the development and commercialization of small molecule therapeutics.  We offer Active Pharmaceutical Ingredients (“APIs”), advanced intermediates and enhanced drug delivery products for branded and generic pharmaceuticals. Our development and manufacturing capabilities include enzymatic biotransformations, high potency APIs, high energy chemical synthesis, controlled substances and formulation of finished dosage form products.  For more information, please visit www.cambrex.com.

Contact:	Stephanie LaFiura
Investor Relations Associate
Phone:	201.804.3037
Email:	stephanie.lafiura@cambrex.com